Exhibit 99.1

Appliance Recycling Centers of America Resolves Lawsuit

Minneapolis, Minn., (October 5, 2017) -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) (“ARCA” or the “Company”), a leading provider of appliance retailing and recycling services, today announced that the Hennepin County District Court, State of Minnesota, has granted final approval of a settlement of the stockholder derivative lawsuit captioned Gray, et al. v. Cameron, et al.

The plaintiffs in this lawsuit sought to assert claims derivatively on behalf of ARCA against certain of the Company’s current and former officers and directors. The settlement resolves all claims asserted in the lawsuit. The final approval was granted by the court on September 29, 2017.

ARCA and the other defendants vigorously denied plaintiffs’ allegations, and have not admitted any liability or wrongdoing as part of the settlement. The court made no findings or determinations with respect to the merit of plaintiffs’ claims, and no payment is being made by ARCA or the other defendants.

As a condition of the settlement, ARCA has agreed to provide certain training to employees in the Company’s accounting department for a period of one year. The court also granted an application by plaintiffs’ counsel for attorneys’ fees, to be paid by the Company’s insurance carrier. Other than this award of attorneys’ fees, no payment or other consideration was paid by ARCA nor its officers or directors in connection with the settlement.

About ARCA

ARCA's business components are uniquely positioned to work together to provide a full array of appliance-related services. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

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Contact:
Rachel Holmes
Executive Vice President
Appliance Recycling Centers of America, Inc.
Tel: 952-930-9000
Email: rholmes@arcainc.com